Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 31, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Capital Southwest Corporation on Form 10-K for the year ended March 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Capital Southwest Corporation and subsidiaries on Form S-8 (File No. 333-177433, effective October 21, 2011; File No. 333-177432, effective October 21, 2011; File No. 33-43881, effective August 31, 2004).

/s/ Grant Thornton LLP

Dallas, Texas
May 31, 2013